Exhibit 99.1

FAZOLI’S GROUP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

Independent Auditor’s REPORT

Board of Directors

Fazoli’s Group, Inc. and Subsidiaries

Lexington, Kentucky

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Fazoli’s Group, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of March 31, 2021 and April 1, 2020, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fazoli’s Group, Inc. and Subsidiaries as of March 31, 2021 and April 1, 2020, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe LLP

Oak Brook, Illinois

June 15, 2021 except for Note 14 – Revisions to Previously Issued Consolidated Financial Statements, as to which the date is January 31, 2022

1.

FAZOLI’S GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands except share data)

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$9,054	$9,104	$8,568
Receivables, net	2,377	2,597	1,500
Inventories	1,314	923	609
Prepaid expenses and other current assets	528	768	473
Total current assets	13,273	13,392	11,150

Property and equipment
Land and improvements	845	838	850
Buildings and leasehold improvements	21,887	19,865	18,245
Equipment and smallware	14,483	14,170	11,938
	37,215	34,873	31,033
Accumulated depreciation and amortization	(17,800)	(16,534)	(14,235)
Total property and equipment, net	19,415	18,339	16,798

Goodwill	3,474	3,474	3,474
Intangible assets, net	15,973	16,885	18,711
Other assets	312	177	165

Total assets	$52,447	$52,267	$50,298

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$2,602	$2,660	$5,688
Accounts payable	4,122	3,857	3,095
Accrued payroll and bonuses	2,533	4,201	1,253
Other accrued liabilities	1,637	1,929	1,826
Accrued gift cards	871	892	708
Accrued advertising	1,704	1,207	157
Accrued vacation	944	896	848
Accrued property taxes	849	706	653
Lease incentive obligations, current portion	245	245	245
Obligations under capital leases, current portion	46	63	44
Total current liabilities	15,553	16,656	14,517

Long-term debt, net of deferred financing fees and current portion	24,025	25,480	28,094
Deferred franchising fees	1,516	1,559	1,707
Deferred rent	3,598	3,527	3,228
Lease incentive obligations	3,747	3,869	4,114
Management fee payable	1,187	1,187	1,187
Other long-term liabilities	536	548	38
Obligations under capital leases, net of current portion	1,316	1,338	32
Total liabilities	51,478	54,164	52,917

Shareholders’ equity (deficit)
Common stock, $.001 par value; authorized 2,900,000 shares; 100 shares issued and outstanding	-	-	-
Additional paid in capital	33,770	33,758	33,717
Accumulated deficit	(32,801)	(35,655)	(36,336)
Total shareholders’ equity (deficit)	969	(1,897)	(2,619)

Total liabilities and shareholders’ equity (deficit)	$52,447	$52,267	$50,298

See accompanying notes to consolidated financial statements.

2.

FAZOLI’S GROUP, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF OPERATIONS

(In thousands)

	26 weeks ended		Years ended (52 weeks)
	September 29,	September 30,	March 31,	April 1,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Revenue
Company-owned restaurant sales	$45,956	$36,080	$75,504	$64,083
Franchise royalties	4,216	3,260	6,696	6,668
Advertising	1,053	629	1,791	1,694
Franchise fees	91	138	265	210
Total revenue	51,316	40,107	84,256	72,655

Costs and expenses
Restaurant cost of sales	12,396	9,216	19,468	15,886
Restaurant operating expenses	20,524	15,729	34,512	30,346
Restaurant rent expense	2,652	2,390	4,961	4,663
General and administrative	6,670	6,714	12,228	10,282
Depreciation and amortization	2,472	2,457	4,941	5,148
Advertising	2,957	2,768	4,924	5,127
Write-down of long-lived assets, gain/loss and exit costs	63	40	503	754
Severance, relocation and recruitment	2	92	142	198
Total costs and expenses	47,736	39,406	81,679	72,404

Income from operations	3,580	701	2,577	251

Other expense
Interest expense, net	(619)	(798)	(1,521)	(1,947)
Debt restructuring	-	-	-	(378)
Other, net	(10)	(31)	(73)	(81)
Total other expense, net	(629)	(829)	(1,594)	(2,406)

Income (loss) before income taxes	2,951	(128)	983	(2,155)

Income tax expense	97	76	302	108

Net income (loss)	$2,854	$(204)	$681	$(2,263)

See accompanying notes to consolidated financial statements.

3.

FAZOLI’S GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(In thousands)

		Additional
	Common	Paid In	Accumulated
	Stock	Capital	Deficit	Total

Balances at April 4, 2019	$-	$33,640	$(33,302)	$338

Share based compensation	-	77	-	77

Cumulative effect adjustment of adopting ASC 606	-	-	(771)	(771)

Net loss	-	-	(2,263)	(2,263)

Balances at April 1, 2020	-	33,717	(36,336)	(2,619)

Share based compensation	-	41	-	41

Net income	-	-	681	681

Balances at March 31, 2021		33,758	(35,655)	(1,897)

Share based compensation (unaudited)	-	12	-	12

Net income (unaudited)	-	-	2,854	2,854

Balances at September 29, 2021 (unaudited)	$-	$33,770	$(32,801)	$969

Balances at April 1, 2020	-	33,717	(36,336)	(2,619)

Share based compensation (unaudited)	-	29	-	29

Net loss (unaudited)	-	-	(204)	(204)

Balances at September 30, 2020 (unaudited)	$-	$33,746	$(36,540)	$(2,794)

See accompanying notes to consolidated financial statements.

4.

FAZOLI’S GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	26 weeks ended		Years ended (52 weeks)
	September 29,	September 30,	March 31,	April 1,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$2,854	$(204)	$681	$(2,263)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	2,472	2,457	4,941	5,148
Amortization of debt issue costs	23	23	45	149
Amortization of lease incentive obligations	(122)	(122)	(245)	(246)
Write-down of long-lived assets	-	-	374	506
Loss on disposal of assets	63	45	135	217
Stock compensation expense	12	29	41	77
Changes in assets and liabilities:
Receivables	220	(920)	(1,097)	465
Inventories	(391)	(153)	(314)	(39)
Other current assets	240	(296)	(295)	279
Other assets	7	6	(12)	28
Accounts payable	265	2,071	762	(375)
Accrued payroll and bonuses	(1,668)	1,700	2,948	260
Other accrued liabilities	(292)	(1,111)	103	(1,680)
Accrued gift cards	(21)	163	184	900
Accrued advertising	497	1,547	1,050	(794)
Accrued vacation	48	96	48	(11)
Accrued property taxes	143	196	53	648
Deferred rent	71	173	299	192
Deferred franchise fees	(43)	(108)	(148)	(92)
Management fee	-	-	-	374
Other long-term liabilities	(13)	(13)	510	(27)
Net cash from operating activities	4,365	5,579	10,063	3,716

Cash flows from investing activities
Capital expenditures	(2,841)	(1,451)	(3,783)	(2,194)
Net cash from investing activities	(2,841)	(1,451)	(3,783)	(2,194)

Cash flows from financing activities
Payment of capital lease obligations	(39)	(16)	(57)	(50)
Proceeds from long-term debt	-	-	-	30,000
Proceeds from revolver	-	-	-	4,000
Payments on revolver	-	-	(4,000)	-
Payments on long-term debt	(1,535)	(750)	(1,687)	(29,500)
Deferred financing costs	-	-	-	(196)
Net cash from financing activities	(1,574)	(766)	(5,744)	4,254

Net change in cash	(50)	3,362	536	5,776

Cash at beginning of period	9,104	8,568	8,568	2,792

Cash at end of period	$9,054	$11,930	$9,104	$8,568

Cash paid during the period for
Interest expense, net of amounts capitalized	$591	$775	$1,482	$1,746
Income taxes	227	75	155	170

Supplemental disclosure of non-cash investing and financing activities
Capital lease	$-	$-	$1,382	$-

See accompanying notes to consolidated financial statements.

5.

NOTE 1 – NATURE OF BUSINESS

Fazoli’s Group, Inc. (the Company), through its subsidiary, Fazoli’s Joint Venture, Ltd., operates Company-owned “quick casual” Italian restaurants under the “Fazoli’s” name. The Company also franchises its concept through its subsidiary, Fazoli’s Franchising Systems, LLC. At September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, there were 57, 56 and 51 Company-owned and 159, 154 and 162 domestic franchise restaurants in operation, respectively. Additional subsidiaries owned by the Company include Fazoli’s Restaurant Group Inc., Fazoli’s System Management, LLC and Fazoli’s Promotions, Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation: The accompanying annual and interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated annual and interim period financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, the unaudited interim consolidated financial statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at September 29, 2021 and the results of operations and cash flows for the twenty-six weeks ended September 29, 2021 and September 30, 2020. The results for the twenty-six weeks ended September 29, 2021 and September 30, 2020 are not necessarily indicative of the results to be expected for the full year or any other interim period.

Fiscal Year: The Company’s fiscal year is the 52 or 53-week period ending the Wednesday nearest March 31. Fiscal years 2021 and 2020 included 52 weeks. The interim periods ended September 29, 2021 and September 30, 2020 each consist of 26 weeks.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, requires more judgment and estimates within the revenue recognition process. On April 4, 2019, the Company adopted ASU 2014-09 and all related amendments (collectively “ASC 606”) using the modified retrospective method applied to those contracts, which were not fully satisfied as of the fiscal year ended April 3, 2019. The Company recognized an adjustment to accumulated deficit of $771,000, related to the cumulative effect of adopting ASC 606 as of April 4, 2019.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“Topic 842”). Under Topic 842, a lessee will recognize in the statement of financial position a liability to make lease payments and a right-of-use asset for all leases (with the exception of short-term leases) at the commencement date. The recognition, measurement, and presentation of expenses and cash flows arising from a lease under Topic 842 will not significantly change from current accounting standards. Topic 842 is effective beginning in the first quarter of 2019 with early adoption permitted.

6.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 “Leases (Topic 842): Targeted Improvements” (“ASU 2018-11”), which provides for the election of transition methods between the modified retrospective method and the optional transition relief method. The modified retrospective method is applied to all prior reporting periods presented with a cumulative-effect adjustment recorded in the earliest comparative period while the optional transition relief method is applied beginning in the period of adoption with a cumulative-effect adjustment. The Company expects to adopt Topic 842 effective April 1, 2022. The Company is currently evaluating the impact of adoption of Topic 842 on its consolidated financial statements. Management anticipates that it will result in an increase in the Company’s long-term assets and liabilities but will have no material impact to its results of operations or cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326)-Measurement of Credit Losses on Financial Instruments (“Topic 326”), and later amended Topic 326 in 2019, as described below. This guidance replaces the current incurred loss impairment methodology. Under the new guidance, on initial recognition and at each reporting period, an entity is required to recognize an allowance that reflects its current estimate of credit losses expected to be incurred over the life of the financial instrument based on historical experience, current conditions and reasonable and supportable forecast.

In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The purpose of this amendment is to create a two-tier rollout of major updates, staggering the effective dates between larger public companies and all other entities. This granted certain companies additional time to implement major FASB standards, including ASU 2016-13. The Company intends to defer adoption of ASU 2016-13, and its related amendments, until the fiscal period beginning after December 15, 2022. The guidance requires a modified retrospective transition approach through a cumulative-effect adjustment to accumulated deficit as of the beginning of the period of adoption. The Company does not expect the adoption of this standard will have a material impact on its condensed consolidated financial statements.

Inventories: Inventories, consisting principally of food and paper products, are valued at the lower of first-in, first-out (FIFO) cost or net realizable value.

Property and Equipment: Property and equipment were initially recorded at fair value as of the date of its most recent change of control (2015). Subsequent additions have been recorded at cost. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Depreciation expense was approximately $1,559,000 (unaudited) and $1,545,000 (unaudited) for the 26-week periods ended September 29, 2021 and September 30, 2020, respectively, and $3,115,000 and $3,322,000 for the years ended March 31, 2021 and April 1, 2020, respectively.

The Company leases land, buildings, and certain equipment for a number of its restaurants under noncancelable lease agreements. The Company’s leases for its restaurant land and buildings typically have initial terms ranging from 5 to 15 years, and most contain renewal options for one or more 5-year periods. Leasehold improvements are amortized over the term of the applicable lease, including certain renewal periods, or their useful lives, whichever is shorter.

7.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The estimated useful lives used for financial statement purposes are:

Land improvements	15 years
Buildings and leasehold improvements	7–15 years
Equipment and small wares	2-7 years

Franchise Operations: The Company executes franchise agreements which award the rights to own and operate a single Fazoli’s restaurant at a specific location approved by the Company. The franchise agreements typically require the franchisee to pay an initial fee and continuing fees based upon a percentage of sales.

The Company monitors the financial condition of franchisees and records provisions for estimated losses on receivables when it believes the franchisee will be unable to make required payments. While the Company uses the best information available to make the determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions which may be beyond the Company’s control. The allowance for doubtful accounts totaled $10,000 (unaudited), $10,000 and $48,000 as of September 29, 2021, March 31, 2021, and April 1, 2020, respectively.

Revenue Recognition: The Company’s revenues consist of sales by Company operated restaurants and fees from franchisees. Revenues from Company operated restaurants are recognized when payment is tendered at the time of sale.

Franchise revenue consists of franchise royalties, initial franchise fees, renewal fees, and advertising fees.

Franchise Royalty Revenue

The Company receives royalty fees from franchisees based on a percentage of each franchised restaurant’s gross receipts, as defined in the franchise agreement, which are recognized as revenue on the accrual basis as earned.

Initial Franchise Fee and Renewal Revenue

For franchise and development agreement fees, the initial franchise services, or exclusivity of the development agreements, are not distinct from the continuing rights or services offered during the term of the franchise agreement and are therefore treated as a single performance obligation. As such, initial franchise and development fees received, and subsequent renewal fees, are recognized over the franchise or renewal term, which is typically fifteen and five years, respectively.

Franchise Advertising Fee Revenue

The Company presents one percent of advertising contributions received from franchisees as franchise advertising fee revenue on a gross basis. The Company acts as an agent for the remaining advertising fees (approximately 3% of franchisee revenues) collected because the remaining advertising fees are required to be expended on advertising based on the franchisee’s direction. Accordingly, the remaining advertising fees collected from franchisees are reported on a net basis.

The Company has adopted a practical expedient available under ASC 606 to exclude from its transaction price all sales and similar taxes collected from its customers.

8.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Revenue and Deferred Expenses: The Company’s contract liabilities consist of fees from franchisees upon execution of their respective area development and/or franchise agreements which the Company refers to as deferred revenue. The amounts received are recorded as deferred revenue until the Company satisfies its performance obligations under the franchise and area development agreements. Revenue from franchise and area development agreements are recognized on a straight-line basis over the term of the agreement as the underlying performance obligation is satisfied. Incremental direct costs, such as commissions, are deferred and recognized over the life of the related term of the agreement.

A summary of changes to deferred revenue is as follows (in thousands):

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
Balance, beginning of period	$1,718	$1,870	$480
ASC 606 implementation adjustment	-	-	1,359
Franchise fees collected	48	113	241
Revenue recognition from area development agreements and initial franchise fees	(91)	(265)	(210)

Balance, end of period	$1,675	$1,718	$1,870

Deferred franchise fees of $159,000 (unaudited), $159,000 and $163,000 are included in other current liabilities and $1,516,000 (unaudited), $1,559,000 and $1,707,000 are included in deferred franchise fees as of September 29, 2021, March 31, 2021, and April 1, 2020, respectively.

Estimated revenue for future fiscal years is as follows (in thousands) (unaudited):

Remainder of 2022	$82
2023	157
2024	143
2025	138
2026	145
Thereafter	1,010

Total	$1,675

A summary of changes to capitalized contract acquisition costs is as follows (in thousands):

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
Balance, beginning of year	$160	$136	$-
ASC 606 implementation adjustment	-	-	96
Commissions paid	15	32	56
Commissions fees recognized	(16)	(8)	(16)

Balance, end of year	$159	$160	$136

9.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalized contract acquisition costs of $9,000 (unaudited), $9,000 and $4,000 are included in prepaid expenses and other current assets and $150,000 (unaudited), $151,000 and $132,000 are included in other assets as of September 29, 2021, March 31, 2021, and April 1, 2020, respectively.

Estimated amortization expense of capitalized contract acquisition costs for future fiscal years is as follows (in thousands) (unaudited):

Remainder of 2022	$5
2023	13
2024	15
2025	15
2026	16
Thereafter	95

Total	$159

Advertising Expenses: Advertising costs include costs of advertising and promotional programs. Advertising costs for Company-owned restaurants are expensed as incurred, except for certain production costs, which are expensed when the advertising first takes place. Advertising expense was approximately $2,957,000 (unaudited) and $2,768,000 (unaudited) for the 26-week periods ended September 29, 2021 and September 30, 2020, respectively, and $4,924,000 and $5,127,000 for the years ended March 31, 2021 and April 1, 2020, respectively.

Income Taxes: The Company uses an estimated annual effective rate based on expected annual income to determine the interim provision for income taxes for the periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited). The effective income tax rate includes the estimated domestic state effective income tax rate. The effective income tax rate is also impacted by various permanent items, net of any related valuation allowances, and can vary based on changes in estimated annual income. Discrete items are recorded in the quarter in which they occur. The Company utilizes the asset and liability method of accounting for income taxes for the years ended March 31, 2021 and April 1, 2020.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary on a jurisdictional basis to reduce deferred tax assets to the amounts the Company expects to realize.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on all available positive and negative evidence, the Company believes the deferred tax assets will not be realized and has established a full valuation allowance for all periods presented.

10.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 and does not expect any changes in uncertain tax positions in the next year. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company’s 2018 through 2021 tax years are still open and subject to examination by the relevant tax authorities. The major tax jurisdictions open are federal, Kentucky and Indiana. The Company would recognize interest and penalties related to unrecognized tax benefits in income tax expense. The Company had no amounts accrued for interest or penalties as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020.

Rent: Certain of the Company’s operating leases contain predetermined fixed escalations of the minimum rent during the term of the lease. For these leases, the Company recognizes the related rent expense on a straight-line basis over the life of the lease term and records the difference between the amounts charged to operations and amounts paid as deferred rent. When determining the lease term, the Company includes option periods up to a maximum of fifteen years for certain leases when in management’s judgment, failure to renew these leases imposed a penalty on the Company in such an amount that renewal appeared to be reasonably assured. The primary penalty to which the Company is subject is the economic detriment associated with the existence of leasehold improvements which might become impaired if the Company chooses not to continue the use of the leased property.

The Company has lease incentive obligations for tenant improvements that relate to lease obligations. The obligations are amortized on a straight-line basis over the lease term as a reduction of rent expense. Additionally, certain of the Company’s operating leases contain clauses that provide for additional contingent rent based on a percentage of sales greater than certain specified target amounts. The Company recognizes contingent rent expense prior to the achievement of the specified target that triggers the contingent rent, provided achievement of that target is considered probable.

Goodwill: Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. The Company tests goodwill for impairment on an annual basis, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount (a triggering event).

In testing goodwill for impairment, Management has the option first to perform a qualitative assessment to determine whether it is more likely than not that goodwill is impaired, or the reporting unit can bypass the qualitative assessment and proceed directly to the quantitative test by comparing the carrying amount, including goodwill, of the entity with its fair value. The excess carrying value over fair value, if any, would represent the impairment loss. No impairment was identified or recorded during the years ended March 31, 2021 and April 1, 2020. And no triggering events were identified during the period ended September 29, 2021 (unaudited).

Intangible Assets: The Company records intangible assets at fair value and amortizes the assets over their useful lives. The carrying values are evaluated for impairment annually or whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. No impairment has been recorded on intangible assets.

11.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Financing Fees: The Company has capitalized costs relating to its debt financing and is amortizing these costs over the life of the related debt using the straight-line method, which approximates the effective interest method. Total accumulated amortization was $76,000 (unaudited), $53,000 and $8,000 at September 29, 2021, March 31, 2021 and April 1, 2020, respectively. Deferred financing fees are included as a direct deduction from the carrying amount of the related debt in the accompanying balance sheet. Amortization expense was $23,000 for each of the 26-week periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited), and $45,000 and $149,000 for the years ended March 31, 2021 and April 1, 2020, respectively. Net deferred financing costs are $151,000, $173,000 and $218,000 as of September 29, 2021 (unaudited), March 31, 2021, and April 1, 2020, respectively. During the year ended April 1, 2020, the debt was refinanced resulting in $196,000 of new debt issue costs, $30,000 of debt issue cost carryover and a $41,000 write-off of previous capitalized costs.

Estimated amortization expense for future fiscal years is as follows (in thousands) (unaudited):

Remainder of 2022	$23
2023	45
2024	45
2025	38

$151

Impairment of Long-Lived Assets: The Company reviews long-lived assets whenever changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company typically considers a continuous history of operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated on an individual restaurant basis. The Company deems a restaurant to be impaired if the forecast of undiscounted future cash flows directly related to that restaurant, including disposal value, if any, is less than its carrying amount. If the restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. The Company generally measures fair value by appraisals or discounting estimated future cash flows, which involves considerable management judgment. Accordingly, actual results could vary significantly from such estimates. The Company recorded write-downs of long-lived assets of approximately $374,000 and $506,000 for the years ended March 31, 2021 and April 1, 2020, respectively. The charges represent reductions of the carrying amounts of certain underperforming restaurants to their estimated fair value. No changes in circumstances occurred that would require a review as of September 29, 2021 (unaudited).

Costs Associated with Exit or Disposal Activities: The Company applies FASB ASC 420 - Exit or Disposal Cost Obligations (“ASC 420”), in accounting for the closing of restaurants. Costs addressed by ASC 420 include costs to terminate a contract that is not a capital lease, costs of involuntary employee termination benefits pursuant to a one-time benefit arrangement and relocation costs. The Company incurred exit cost expenses of approximately $0 for the 26-week periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited), and $9,000 and $43,000 for the years ended March 31, 2021 and April 1, 2020, respectively. The charges principally related to two closed restaurants.

12.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gift Cards: Revenue from stored value cards sold are recognized upon redemption in the restaurant or when breakage is recorded. Until the redemption occurs or breakage is recorded, the outstanding balances of stored value cards are included in accrued liabilities on the consolidated balance sheets.

Breakage is recorded as income based on historical customer usage patterns in jurisdictions that do not subject gift cards to escheatment laws. For the 26-week period ended September 29, 2021 and for the years ended March 31, 2021 and April 1, 2020, $62,000 (unaudited), $51,000 and $72,000 of unredeemed gift card balances were recognized as income and are included in total revenue on the consolidated statements of operations. Gift cards are deactivated after 5 years of no activity.

Use of Estimates: The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the year. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment; valuation allowances for receivables and deferred income taxes; carrying value of intangible assets; and obligations related to self-insurance reserves. Actual results could differ from those estimates.

Concentration of Credit Risk: The Company maintains cash balances at one financial institution in excess of the insurance limits provided by the Federal Deposit Insurance Corporation.

NOTE 3 – INTANGIBLE ASSETS

Intangible assets are as follows as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 (in thousands):

	Gross	Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
September 29, 2021 (unaudited)
Trade name	$19,936	$8,307	$11,629
Franchise agreement	7,446	3,102	4,344

Total intangible assets	$27,382	$11,409	$15,973

March 31, 2021
Trade name	$19,936	$7,643	$12,293
Franchise agreement	7,446	2,854	4,592

Total intangible assets	$27,382	$10,497	$16,885

April 1, 2020
Trade name	$19,936	$6,313	$13,623
Franchise agreement	7,446	2,358	5,088

Total intangible assets	$27,382	$8,671	$18,711

13.

NOTE 3 – INTANGIBLE ASSETS (Continued)

The trade name and franchise agreements are amortized over a useful life of fifteen years. Amortization expense was $913,000 for each of the 26-week periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited), and $1,825,000 for each of the years ended March 31, 2021 and April 1, 2020. Expected future amortization expense for future fiscal years for intangible assets is as follows (in thousands) (unaudited):

Remainder of 2022	$913
2023	1,825
2024	1,825
2025	1,825
2026	1,825
Thereafter	7,760

$15,973

NOTE 4 – LONG-TERM DEBT

Effective January 1, 2020, the Company’s previous senior bank debt was paid in full and security was released. New facilities were outstanding as of April 1, 2020 as included in the schedule below. Long-term debt consists of the following at September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 (in thousands):

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
Term loan (original balance of $30.0 million) with a financial institution, bearing interest at variable rates (4.00%, 4.00% and 4.95% at September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, respectively), payable in quarterly installments of $563 through December 2023 and $750 thereafter, due January 31, 2025.	$26,778	$28,313	$30,000
$4.0 million revolving loan with a financial institution bearing interest at variable rates, due January 31, 2025	-	-	4,000
Capital lease obligations (see Note 5).	1,362	1,401	76
	28,140	29,714	34,076

Less current maturities of long-term debt	(2,602)	(2,660)	(5,688)
Less current maturities of capital lease obligations	(46)	(63)	(44)
Less deferred financing fees	(151)	(173)	(218)

Long-term portion of debt and capital leases	$25,341	$26,818	$28,126

Interest on the term and revolving loans accrue at a per annum rate equal to the Adjusted LIBOR Rate plus the Applicable Margin and otherwise at a per annum rate equal to the Base Rate plus the Applicable Margin. At April 1, 2020, the Applicable Margin for Adjusted LIBOR Rate Loans was 3.50%. The Applicable Margin on Base Rate Loans is 2.50%. Beginning June 30, 2020, the minimum all-in rate of 4.0% was in effect.

14.

NOTE 4 – LONG-TERM DEBT (continued)

The financing agreement also requires payment of a Commitment Fee equal to 0.275% per annum of the unused Revolving Loan. All debt obligations share or shared a common collateral pool consisting of all of the property and assets and interest therein of the Company’s wholly owned subsidiaries.

The financing agreement includes covenants limiting capital expenditures, other indebtedness, restricted payments, acquisitions, investments, mergers, voluntary payments on other debt and sales of assets, among other matters. The financing agreement also contains financial covenants specifying certain leverage ratios and fixed charge coverage ratios. On March 31, 2020, the Company entered into a consent and forbearance agreement with their lender. The Company requested the regularly scheduled term loan payment due on April 1, 2020 to be deferred until the maturity date. The lender consented to the deferral. There have been no other events, and the consent and forbearance agreement expired on July 2, 2020. At September 29, 2021 (unaudited) and March 31, 2021 the Company was in compliance with all financial covenant requirements.

Maturities of long-term debt, excluding capital leases, are as follows (in thousands) (unaudited):

Remainder of 2022	$1,477
2023	2,250
2024	2,438
2025	20,613

$26,778

NOTE 5 – LEASES

The Company leases various restaurant locations and one corporate office location, which generally have renewal clauses of 5 to 20 years exercisable at the Company’s option, under noncancelable operating leases expiring at various dates through February 2037. The following summarizes total expenses incurred for all operating leases (in thousands):

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
Operating leases:
Base rent expense	$2,557	$4,969	$4,768
Contingent rentals	161	154	57

Total	$2,718	$5,123	$4,825

15.

NOTE 5 – LEASES (Continued)

The following is a schedule of future anticipated minimum lease payments required for leases that have initial or remaining noncancelable terms in excess of one year as of September 29, 2021 (in thousands) (unaudited):

	Capital	Operating

Remainder of 2022	$82	$2,674
2023	93	5,400
2024	88	5,452
2025	88	5,448
2026	88	5,451
Thereafter	1,595	40,701
Total	2,034	$65,126
Less amount representing interest	(672)

Total obligations under capital leases	$1,362

Capital leased assets totaled $1,615,000, $1,615,000, and $239,000 as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, respectively. Accumulated depreciation totaled $315,000, $252,000, and $166,000 as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, respectively.

The Company has negotiated leases with landlords resulting in cash proceeds for tenant improvements. The proceeds are included in lease incentive obligations on the balance sheet and are amortized on a straight-line basis as a reduction of rent expense over the life of the lease.

NOTE 6 – INCOME TAXES

Income tax expense consists of the following (in thousands):

	March 31,	April 1,
	2021	2020
Current:
State and local	$302	$108
	302	108
Deferred:
Federal	456	476
State and local	(591)	175
Valuation allowance	135	(651)
	-	-

	$302	$108

16.

NOTE 6 – INCOME TAXES (Continued)

Income tax expense differs from the amounts computed by applying the United States Federal income tax rate of 21% to pretax income as a result of the following:

	March 31,	April 1,
	2021	2020

Federal income tax expense (benefit) at statutory rate	$207	$(452)
Increase (decrease) in income taxes resulting from:
State and local taxes, net of Federal income tax benefit	(306)	(81)
Change in valuation allowance	135	651
Other	266	(10)

	$302	$108

Deferred income taxes are comprised of the following at March 31, 2021 and April 1, 2020 (in thousands):

	March 31,	April 1,
	2021	2020

Gift cards and other advance payments	$421	$434
Property and equipment	(1,391)	(1,181)
Deferred rent	903	827
Deferred franchise fees	449	495
Accrued liabilities	730	238
Accrued vacation	229	209
Net operating loss carryforwards	5,069	5,595
General business credit	144	143
Intangible assets	(4,321)	(4,791)
Transaction costs	910	911
Lease incentives	1,053	1,116
Other	29	94
Deferred tax asset	4,225	4,090
Less valuation allowance	(4,225)	(4,090)

Net deferred income taxes	$-	$-

At March 31, 2021, the Company had net operating loss carryforwards for federal income tax purposes of approximately $19,469,000 which expire from 2027 to 2036.

The effective income tax rates were 3.29% and (59.64)% for the six months ended September 29, 2021 and September 30, 2020 (unaudited), respectively. The effective income tax rates were 47.47% and (4.32)% for the years ended March 31, 2021 and April 1, 2020, respectively. The difference between the effective tax rate and the statutory tax rate is primarily due to the valuation allowance. The increase in the effective tax rate for the six months ended September 29, 2021 (unaudited) primarily resulted from the Company generating pre-tax income compared to pre-tax losses in the prior six-month period ending September 30, 2020 (unaudited). Similarly, the increase in the effective tax rate for the year ended March 31, 2021 primarily resulted from the Company generating pre-tax income compared to pre-tax losses in the prior year ended April 1, 2020.

17.

NOTE 7 – Common Stock and Preferred Stock

The Company has the authority to issue 3,000,000 shares of stock, consisting of 2,900,000 shares of common stock and 100,000 shares of preferred stock. As of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, there were no shares of preferred stock outstanding. The Company has 100 shares of voting common stock outstanding. The 2,900,000 shares of Common Stock the Company is authorized to issue consists of 1,200,000 shares of voting common stock and 1,700,000 shares of non-voting common stock. The voting and non-voting common stock shall have the same rights and preferences and shall be treated as one class of common stock with the exception that the non-voting common stock shall not have any voting power. In addition to common and preferred stock, the Company has the authority to issue 1,866,697 restricted Class C non-voting shares of which 1,586,813 have been issued as of all periods presented. Refer to Note 8 - Restricted Stock Grants, for additional information.

NOTE 8 – RESTRICTED STOCK GRANTS

The Company has outstanding at September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 restricted stock grants for 1,586,813 Class C non-voting common shares of the Company’s stock. The restricted stock grants were valued at the date of grant at approximately $0.24 per share. The restricted stock grants vest over a 5-year period with 20% vesting one year after the grant date and pro-rata on a monthly basis thereafter. Total shares vested were 1,477,474, 1,451,170, and 1,279,314 as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, respectively.

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Nonvested Shares:

Nonvested at April 4, 2019	624,861	$0.24
Vested	(317,362)	0.24
Nonvested at March 31, 2020	307,499	0.24
Vested	(171,856)	0.24
Nonvested at March 31, 2021	135,643	0.24
Vested	(26,304)	0.24

Nonvested at September 29, 2021 (unaudited)	109,339

Compensation expense related to the restricted stock grants was $12,000 and $29,000 for the 26-week periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited), respectively, and $41,000 and $77,000 for the years ended March 31, 2021 and April 1, 2020, respectively. As of September 29, 2021 (unaudited), there was $86,000 of total unrecognized compensation cost related to unvested share-based compensation granted under the plans.

NOTE 9 – EMPLOYEE BENEFITS

The Company has a 401(k) Profit Sharing Plan (“the 401(k) Plan”), which is a defined contribution plan available to employees of the Company who meet certain eligibility requirements. Participants may elect to contribute up to 50% of their eligible compensation on a pretax basis. The Company matches 100% of employee contributions of the first 3% of eligible employee compensation plus 50% of employee contributions on the next 2% of eligible compensation. The Company pays for certain of the 401(k) Plan’s administrative expenses and the 401(k) Plan pays for certain administrative expenses through forfeitures. Profit sharing expense was $198,000 (unaudited) and $154,000 (unaudited) for the 26-week periods ended September 29, 2021 and September 30, 2020, and $301,000 and $291,000 for the years ended March 31, 2021 and April 1, 2020, respectively.

18.

NOTE 10 – Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity.

NOTE 11 – RELATed-party Transactions and Balances

Management Services Agreement: The Company has entered into a Management Services Agreement with Sentinel Capital Partners, LLC (Sentinel), the Company’s owner through December 14, 2021. Pursuant to the terms of this agreement, Sentinel provided advisory and consulting services to the Company in exchange for an annual fee of $500,000.

The Company made payments aggregating $500,000 during the fiscal years ended March 31, 2021 and April 1, 2020. Payments of approximately $250,000 were made during each of the 26-week periods ended September 29, 2021 (unaudited) and September 30, 2020 (unaudited). As of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020, accrued management fees totaled $1,187,000. As of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 there were no anticipated payments on the existing accrued management fee balance as the term loan agreement only permits $500,000 to be paid annually. This annual limit allows only current fees to be paid. As such, the previous management fee liability is classified as long term on the consolidated balance sheets. The Company also agreed to reimburse Sentinel for any reasonable out-of-pocket expenses incurred in the performance of its duties under this agreement. This agreement shall remain in effect until the parties mutually agree in writing to its termination or the date in which Sentinel elects to terminate this agreement in writing. This agreement was terminated and all balances settled upon acquisition by FAT Brands Inc. on December 15, 2021 as further described in Note 13 – Events Subsequent to the Date of the Independent Auditor’s Report.

The Company had the following related party balances and transactions as of September 29, 2021 (unaudited), March 31, 2021 and April 1, 2020 (in thousands):

	September 29,	March 31,	April 1,
	2021	2021	2020
	(Unaudited)
Management fees and expenses to Sentinel
Capital, LLC	$267	$525	$513
Management fees payable to Sentinel Capital, LLC	1,187	1,187	1,187

NOTE 12 – RISKS AND UNCERTAINTIES

In March 2020 the World Health Organization declared the novel coronavirus 2019 (COVID-19) a pandemic and the United States declared it a National Public Health Emergency, which resulted in mandatory restaurant closures, capacity limitations, social distancing guidelines or other restrictions mandated by governments in certain jurisdictions. The Company has not experienced significant extended negative effects as a result of the COVID-19 pandemic. However, the success of the Company and its franchisees is dependent upon the willingness of consumers to continue to dine at restaurants. As of March 31, 2021, all franchised restaurants were open and operating. It is uncertain how the conditions surrounding COVID-19 will continue to change, including decisions by state and local governments that may the occupancy and operations of restaurants.

19.

NOTE 13 – SUBSEQUENT EVENTS

Management has performed an analysis of activities and transactions subsequent to March 31, 2021 to determine the need for any adjustments to or disclosures within the financial statements for the year ended March 31, 2021. Management has performed their initial analysis through June 15, 2021, the date the financial statements were originally available to be issued. Management considered subsequent events related to the reissuance of the March 31, 2021 financial statements to include the adjustments related to the impacts of applying the Private Company Council Alternative (“PCC”) to amortize goodwill through January 31, 2022 the date the financial statements were available to be reissued. Management considered subsequent events related to the September 29, 2021 interim financial statements through January 31, 2022, the date the interim financial statements were available to be issued.

On December 15, 2021, the Company was acquired by FAT Brands Inc. pursuant to the Agreement and Plan of Merger. The aggregate consideration was approximately $130 million, subject to customary adjustments.

NOTE 14 – REVISIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

These revised consolidated financial statements are prepared in order to meet the requirements prescribed in Regulation S-X (as a result of the December 15, 2021 acquisition by FAT Brands Inc. described in Note 13 – Subsequent Events), which specifies the form and content of the consolidated financial statements and related notes. These consolidated financial statements are intended to replace in their entirety, the original audited consolidated financial statements for the years ended March 31, 2021 and April 30, 2020 that were available to be issued on June 15, 2021. Changes have been made to those previously issued financial statements for the years ended March 31, 2021 and April 30, 2020 as detailed below.

The Company originally accounted for its goodwill under the PCC alternative, which allowed for the Company to assess qualitatively if any indicators of impairment exist on an annual basis and amortize the amount ratably over a 10-year period. Gross goodwill was previously recorded of approximately $3,473,000 in connection with a 2015 change in control, which was previously amortized. As a result, these consolidated financial statements have been updated to reflect the reversal of approximately $347,000 of amortization expense for each of the years ended March 31, 2021 and April 30, 2020, and the cumulative impact to total shareholders’ equity (deficit) was approximately $1,304,000 as of April 4, 2019. In addition, historical goodwill impairment testing was reperformed over goodwill under the new basis of accounting. The policy disclosures reflected in Note 2 – Summary of Significant Accounting Policies are inclusive of the new policies applied by the Company.

20.